AMENDMENT TO BY-LAWS

NOVEMBER 16, 2005

Section 4.5 of the Funds’ By-Laws shall be amended to read as follows:

Section 4.5 Chairman of the Board. The Chairman of the Board of Trustees, if one is so appointed, shall be chosen from among the Trustees and may hold office only so long as he continues to be a Trustee. The Chairman of the Board, if any is so appointed, shall preside at all meetings of the shareholders and of the Trustees at which he is present; and shall have such other duties and powers as specified herein and as may be assigned to him by the Trustees. In the absence of the Chairman of the Board, another Trustee who is not an “interested person” of the Trust (as defined in the Investment Company Act of 1940, as amended) shall preside at all meetings of Trustees.

EXHIBIT A

AMENDMENT TO BY-LAWS

Section 4.6. President. The President shall be the principal executive officer, with all duties and responsibilities theretofore designated. The President shall, in the absence of the Chairman, preside at all meetings of shareholders. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly pre-scribed by the Trustees or these Bylaws or where otherwise required by law, the President may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust’s business. The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall perform such other powers as the Trustees shall prescribe from time to time.